AMYRIS, INC. EXECUTIVE SEVERANCE PLAN

Amyris, Inc., a Delaware corporation (the “Company”), hereby enters into this Executive Severance Plan (this “Plan”), as of May 17, 2022 (the “Effective Date”). This Plan shall be effective for all Participation Agreements entered into after the Effective Date.

1.General.

Purpose. The purpose of this Plan is to provide specified compensation and benefits to the selected executive officers (each, the “Employee”) of the Company in the event of an Involuntary Termination as an incentive to the Employee to remain in the employment of the Company and to be focused and motivated to work to maximize the value of the Company for the benefit of its stockholders.

Eligibility; Release of Claims. The Employee shall be eligible to receive payments from the Plan only if he or she has signed the Participation Agreement in the form attached as Exhibit A to this Plan (a “Participation Agreement”). In addition, the Employee’s receipt of payments and benefits under this Plan is conditioned upon the delivery by the Employee of a signed release of claims in substantially the form attached hereto as Exhibit B (the “Release”).

Defined Terms. Capitalized terms used in this Plan and not defined in the text of this Plan shall have the meanings set forth in Section 2, unless the context clearly requires a different meaning.

2.Definitions.

The following terms referred to in this Plan shall have the following meanings.

“Benefits Continuation Period” shall mean the period of time commencing with the date of the Employee’s Involuntary Termination at any time and ending the number of months following the date of the Employee’s Involuntary Termination specified for the relevant benefits in the Employee’s Participation Agreement.

“Board” shall mean the board of directors of the Company.

“Cause” shall mean the Employee’s (i) gross negligence or intentional misconduct in the performance of the Employee’s duties to the Company, (ii) failure or inability to satisfactorily perform any assigned duties, (iii) commission of any act of fraud or misappropriation of property belonging to the Company or its affiliates or material dishonesty with respect to the Company or any of its affiliates , (iv) conviction of (including any plea of no contest to) a felony or a crime involving moral turpitude, (v) unauthorized use or disclosure of the confidential information or trade secrets of the Company or any of its affiliates which use causes material harm to the Company or any of its affiliates, (vi) material breach of any contractual obligation to the Company or any written policy of the Company, (v) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation, or (vi) non-performance, non-compliance or interference with any third party’s performance of the terms of any confidentiality, invention assignment or proprietary information agreement with Amyris or a former employer of the Employee; provided, however, that prior to any determination that “Cause” under this Plan has occurred, the Company shall (x) provide written notice to the Employee specifying the particular event or actions giving rise to such determination and (y) provide the Employee with ten (10) days following receipt of such written notice (or thirty (30) days following receipt of a notice regarding failure or inability to satisfactorily perform any assigned duties) to cure such event or actions giving rise to a determination of “Cause,” if curable.

“Change of Control” shall mean the first to occur of any of the following events after the date hereof:

(i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation where the stockholders of the Company immediately before such transaction obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting securities of the acquiring entity or surviving entity immediately after such merger or consolidation; or

(ii)the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition where the stockholders of the Company immediately before such transaction obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting securities of the acquiring entity or surviving entity to which such sale or disposition was made after such sale or disposition; or

(iii)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(iv)during any one (1) consecutive year period after the Effective Date, Incumbent Directors cease for any reason to constitute a majority of the Board.

Notwithstanding the foregoing, a transaction that does not constitute a Change of Control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii) will not be considered a Change of Control for purposes of this Plan

“Change of Control Period” shall mean the period (i) beginning upon the later of (A) three (3) months before a Change of Control and the Potential Change in Control Date and (ii) and ending twelve (12) months after a Change of Control.

“Disability” shall mean the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve months or more.
“Good Reason” shall mean the occurrence of any of the following without the Employee’s express written consent: (i) material reduction of the Employee’s duties, title or responsibilities relative to the Employee’s duties, title or responsibilities in effect immediately prior to such reduction;
(ii) a reduction of the Employee’s base salary as in effect immediately prior to such reduction (other than as part of an across-the-board, proportional reduction); (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from his or her then-current work location/facility, which is more than fifty (50) miles from the Employee’s then-current residence; or (iv) the failure of the Company to obtain the assumption of this Plan by a successor. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above, the Employee must provide written notice to the Company within ninety (90) days of the occurrence of a condition listed above and allow the Company thirty (30) days in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, in order for the Employee’s resignation to be with Good Reason, the Employee must terminate employment with the Company within thirty (30) days of the end of the cure period.

“Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors then still in office who either were directors on the Effective Date or whose election or nomination for election was so approved, but excluding any director who was elected in connection with any actual or threatened proxy contest.

“Involuntary Termination” shall mean (i) a termination by the Company of the Employee’s employment with the Company (or affiliate of the Company if the Employee is employed by an affiliate of the Company immediately prior to such termination) other than (A) for Cause, (B) due to the Employee’s death or (C) due to the Employee’s Disability or (ii) a resignation by the Employee of the

Employee’s employment with the Company (or affiliate of the Company if the Employee is employed by an affiliate of the Company immediately prior to such termination) for Good Reason.

“Non-Solicitation Period” shall mean the period of time commencing with the date of the Employee’s Involuntary Termination at any time and ending with the expiration of twelve (12) months following the date of the Employee’s Involuntary Termination.

“Personnel” shall mean any of the Company’s employees and any former employees who have terminated their employment with the Company within six months of the date of the purported solicitation.

“Potential Change of Control Date” shall mean the date during an Original Term or a Renewal Term on which the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders or other conditions and contingencies) if the transaction contemplated by such definitive agreement is consummated.

3.Term of Plan.

This Plan shall be in effect for the period commencing on the Effective Date and ending on the thirty-six
(36) month anniversary of the Effective Date (the “Original Term”); provided that at the end of the Original Term and for each one-year period thereafter (each year a “Renewal Term”), this Plan shall be automatically extended for successive additional one-year Renewal Terms unless the Company has provided six (6) months prior notice to the Employee of non-renewal prior to the end of the Original Term or the applicable Renewal Term; and provided further that (i) if a Change of Control shall have occurred during an Original Term or a Renewal Term or (ii) if a Potential Change of Control Date occurs and the definitive agreement associated with such Potential Change of Control Date is not subsequently terminated, this Plan shall remain in effect for a period of twelve (12) months following the date of the consummation of such Change of Control, and this Plan shall remain in effect to give effect to its provisions.

4.At-Will Employment.
The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.

5.Severance Benefits (except Change of Control Severance Benefits).

(a)Involuntary Termination. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination (other than during the Change of Control Period, which is addressed by Section 6), then the Employee shall be entitled to receive from the Company the following benefits, contingent upon the Employee’s execution, delivery and non-revocation of the Release within sixty (60) days from the Employee’s “separation from service” (within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)).

(i)Cash Severance Payments. The Employee shall receive a continuation of Employee’s annual base salary in effect on the date of termination for the period set forth in the Participation Agreement (the “Cash Severance Payments”) commencing on or before the first regular payroll date that is at least sixty (60) days following the Employee’s termination of employment; provided the Release has been timely executed and delivered to the Company, and not revoked prior to such date. The first installment of the Cash Severance Payments will include a catch-up payment covering the amount that would have otherwise been paid during the period between the Employee’s termination of employment and the first payment date but for this section and the balance of the installments will be payable in accordance with the Company’s regular payroll schedule.

(ii)Health Benefits Continuation. During the Benefits Continuation Period, through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or otherwise, the Company shall continue to make available to the Employee and the Employee’s spouse and dependents covered under any group health plans of the Company on the date of such termination of employment, all group health insurance plans in which the Employee or such covered dependents participate on the date of the Employee’s termination at the same cost to the Employee as the Employee paid for such benefits prior to termination of employment. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the health benefits continuation described herein without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof during the Benefits Continuation Period provide to the Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of the Employee’s termination of employment (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether the Employee elects COBRA continuation coverage.

(b)Other Termination. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination, then the Employee shall not be entitled to receive the Cash Severance Payments or other benefits under this Section 5, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(c)Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, the Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the date of termination and any earned but unpaid bonuses from a prior fiscal year; and (ii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

6.Change of Control and Severance Benefits.

(a)Involuntary Termination During Change of Control Period. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination during the Change of Control Period, then the Employee shall be entitled to receive from the Company the following benefits, contingent upon the Employee’s execution, delivery and non-revocation of the Release within sixty (60) days from the Employee’s “separation from service” (within the meaning of Section 409A):

(i)Cash Severance Payments. The Employee shall receive the Cash Severance Payments commencing on or before the first regular payroll date that is at least sixty (60) days following the Employee’s termination of employment; provided the Release has been timely executed and delivered to the Company, and not revoked prior to such date. The first installment of the Cash Severance Payments will include a catch-up payment covering the amount that would have otherwise been paid during the period between the Employee’s termination of employment and the first payment date but for this section and the balance of the installments will be payable in accordance with the Company’s regular payroll schedule.

(ii)Health Benefits Continuation. During the Benefits Continuation Period, through COBRA or otherwise, the Company shall continue to make available to the Employee and the Employee’s spouse and dependents covered under any group health plans of the Company on the date of such termination of employment, all group health insurance plans in which the Employee or such covered dependents participate on the date of the Employee’s termination at the same cost to the Employee as the Employee paid for such benefits prior to termination of employment. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the health benefits continuation described herein without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof during the period of time set forth in the Employee’s Participation Agreement provide to the Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of the Employee’s termination of employment (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether the Employee elects COBRA continuation coverage.

(iii)Equity Acceleration. The vesting and exercisability of each option, restricted stock award, restricted stock unit or other stock based award (each, a “Stock Award”) shall be automatically accelerated 100% and the forfeiture provisions and/or Company right of repurchase of each Stock Award shall automatically lapse accordingly; provided that in the case of any unvested Stock

Awards that are subject to performance-based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement; provided, further, that, in the event that such termination of employment occurs following a Potential Change in Control Date and prior to a Change of Control, each outstanding and unvested Stock Award shall cease vesting pursuant to its normal vesting schedule on the date of such termination of employment but shall not lapse or be forfeited on such date, and instead such award shall remain outstanding until the three-month anniversary of such termination of employment, and in the event that a Change of Control subsequently occurs during such 3-month period, such award shall become accelerated to the extent set forth in this Section 6(a)(iii) as if such termination occurred immediately following the Change of Control, and in the event that a Change of Control does not subsequently occur during such 3-month period such award shall be canceled for no consideration upon the conclusion of such three-month period.

(iv)No Duplication of Payments or Benefits. In no event shall an Involuntary Termination before a Change of Control result in duplicate payments or benefits under Section 5 and Section 6.

(b)Other Termination During the Change of Control Period. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination at any time within the Change of Control Period, then the Employee shall not be entitled to receive the Cash Severance Payments or other benefits under this Section 6, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(c)Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates for any or no reason other than within the period beginning three (3) months before a Change of Control and ending twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive the Cash Severance Payments or other benefits under this Section 6, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(d)Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, the Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the date of termination and any earned but unpaid bonuses from a prior fiscal year; and (ii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

7.Non-Solicitation.
In consideration of the benefits and protections conferred under this Plan, the Employee agrees that during the Non-Solicitation Period, the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Personnel to leave their employment, or take away such Personnel, or attempt to solicit, induce, recruit, encourage or take away such Personnel, either for the Employee or for any other person or entity.

8.Confidentiality.
In consideration of the benefits and protections conferred under this Plan, the Employee agrees that he or she will continue to abide by the confidentiality provisions in the Company’s Proprietary Information and Inventions Agreement, or similar agreement, as executed by the Employee.

9.Forfeiture upon Breach of Covenants.
Notwithstanding any of the foregoing, if the Employee breaches his or her obligations under Section 7 or Section 8, from and after the date of such breach, then in either instance (i) the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of any Cash Severance Payments and (ii) the Employee will no longer be entitled to, and the Company will no longer be obligated to make available to the Employee or the Employee’s spouse or dependents, any group health insurance plans or any payment in respect of such plans. In all other cases, the Employee shall not be required to mitigate the amount of any payment contemplated by this Plan.

10.Limitation on Benefits.

(a)Notwithstanding anything contained in this Plan to the contrary, to the extent that the payments and benefits provided under this Plan and benefits provided to, or for the benefit of, the Employee under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Employee received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”). If required, the payments and benefits under this Plan shall be reduced in the following order: (i) a pro rata reduction of (x) cash payments that are subject to Section 409A as deferred compensation and (y) cash payments not subject to Section 409A of the Code; (ii) a pro rata reduction of (x) employee benefits that are subject to Section 409A as deferred compensation and (y) employee benefits not subject to Section 409A of the Code; and (iii) a pro rata cancellation of (x) accelerated vesting of stock and other equity-based awards that are subject to Section 409A of the Code as deferred compensation and (y) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s stock and other equity-based awards unless the Employee elects in writing a different order for cancellation.

(b)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Plan and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountant or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Employee within five (5) days of the date of termination of the Employee’s employment, if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Benefits may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to any Benefits, it shall furnish the Employee with an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed with respect to any such Benefits. Within ten (10) days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee.

(c)Notwithstanding anything else provided herein, to the extent any payments provided under this Plan in connection with the Employee’s termination of employment constitute deferred compensation subject to Section 409A of the Code and the regulations thereunder (“Section 409A”), and the Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from the Employee’s separation from service from the Company or (ii) the date of the Employee’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Employee including, without limitation, the twenty percent (20%) tax for which the Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Employee or the Employee’s beneficiary in one lump sum (without interest). Any termination of the Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

11.    Successors.

(a)Company’s Successors. Any successor to the Company (whether direct or indirect) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Plan and agree expressly to perform the Company’s obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets.

(b)Employee’s Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Plan or any right or obligation under this Plan to any other person or entity. Notwithstanding the foregoing, the terms of this Plan and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.Notices.

(a)General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel, or to the Chief Financial Officer if the notice to the Company is from the General Counsel.

(b)Notice of Termination. Any termination by the Company or by the Employee shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 12.

13.    Arbitration.

(a)Except to the extent previously agreed upon in Employee’s existing Mutual Agreement to Binding Arbitration with the Company, any dispute or controversy arising out of, relating to, or in connection with this Plan, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Jose, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitral proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. The Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Plan or relating to any arbitration in which the parties are participants.

(c)THE EMPLOYEE HAS READ AND UNDERSTANDS THIS ARTICLE, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS PLAN, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE

COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii)ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq.;

(iii)ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

14.    Miscellaneous Provisions.

(a)Waiver. No provision of this Plan may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company other than the Employee. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Entire Agreement. This Plan represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, concerning such subject matter, including the Company’s employment offer letter to the Employee, any equity agreement by and between the Company and the Employee and any other agreement that specifically relates to accelerated vesting of any Stock Award.

(c)Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(d)Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)Withholding Taxes. All payments made pursuant to this Plan shall be subject to withholding of applicable income and employment taxes.

(f)Counterparts. This Plan may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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EXHIBIT A
TO EXECUTIVE SEVERANCE PLAN

Participation Agreement

This Participation Agreement (the “Participation Agreement”) with respect to participation in the Amyris, Inc. Executive Severance Plan (the “Plan”) is made as of [__________], 20[__] by and between Amyris, Inc., a Delaware corporation (the “Company”), and [______] (the “Employee”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.

WHEREAS, the Company has selected the Employee to participate in the Plan on the terms and conditions set forth herein, subject to the Employee’s agreement to the terms and conditions of the Plan.

NOW, THEREFORE, in consideration of the mutual promises made herein, the parties hereby agree as follows.

1.Benefits Continuation Period and Cash Severance Payments. The Benefits Continuation Period in Section 5(a)(ii) of the Plan shall be for a period of twelve (12) months. The Benefits Continuation Period in Section 6(a)(ii) of the Plan shall be for a period of eighteen (18) months. The Cash Severance Payments in Section 5(a)(i) of the Plan shall be [eighteen (18)1 months of base salary][twelve (12)2 months of base salary]. The Cash Severance Payments in Section 6(a)(i) of the Plan shall be [twenty-four (24)1 months of base salary][eighteen (18)2 months of base salary]. The benefits set forth in the Plan will be payable only if all conditions set forth in the Plan are satisfied.

2.Waiver of Other Severance and Benefits. By signing below, the Employee agrees to waive any rights the Employee may have in connection with any change of control or severance benefits that may be contained in the Company’s employment offer letter to the Employee, any equity agreement by and between the Company and the Employee and any other agreement that specifically relates to accelerated vesting of any Stock Award.

3.Conditions to Benefits. In addition to the Plan conditions to receiving the benefits set forth in the Plan, the Employee acknowledges and agrees that such benefits will be contingent on the Employee having signed and not revoked a Proprietary Information and Inventions Agreement and Mutual Agreement to Binding Arbitration in the standard forms prescribed by the Company for its employees.

3.Entire Agreement. This Participation Agreement and the Plan constitute the entire agreement between the Employee and the Company with respect to the subject matter hereof and supersede all prior agreements, written or oral.

4.Employment Relationship. Neither the Plan nor this Participation Agreement has any effect on the nature of the Employee’s at-will employment.

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1 Tier 1 (CEO).
2 Tier 2 (CEO’s direct reports).
1 Tier 1 (CEO).
2 Tier 2 (CEO’s direct reports).

1

Amyris, inc.

By:

Title:

Employee

Signature

Printed Name

[Signature page to Participation Agreement]

2

EXHIBIT B
TO EXECUTIVE SEVERANCE PLAN

Release

In consideration of the severance benefits (the “Severance Benefits”) offered to me by Amyris,
Inc. (the “Employer”) pursuant to my Agreement with Employer dated     , 20     (the
“Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

•On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known to him, must have materially affected his settlement with the debtor.”

•This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

•In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any: (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency;
(g)provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release. Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer or otherwise in connection with my employment with Employer, under Employer’s bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me

(including any fiduciary insurance policy maintained by Employer under which I am covered) or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer’s officers (in addition to the rights under subsection (a) above), or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer’s policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below, and the arbitration provision set forth in the Agreement.

•I understand and agree that Employer will not provide me with the Severance Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

•As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

•I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

•I agree to keep the Severance Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

•I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

•I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

•Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision of the Agreement. If for any reason the arbitration procedure set forth in the Agreement is unavailable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto. The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release. Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

•I agree that I have had at least [seven (7)] [twenty-one (21)] [forty-five (45)] calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance Benefits and the Release shall expire on the [eighth (8th)] [twenty-second (22nd)] [forty-sixth (46th)] calendar day after my employment termination date if I have not accepted it by that time. I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release. I understand that the Severance Benefits will become available to me after the Effective Date.

•In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representations and agreements regarding the subject matter. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.

•Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[Signature Page to General Release Agreement Follow]

EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee:     , 20

Deadline for returning release:     , 20    [at least
[7][21][45] days after delivery of severance letter by company] (DO NOT RETURN RELEASE BEFORE     , 20
Executed this     day of     ,     .

Signature

Name (Please Print)

[Signature Page to General Release Agreement]